U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

OMB APPROVAL
OMB Number:  3235-0287
Expires:  September 30, 1998
Estimated average burden hours per response:  .5

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[   ] Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

1. Name and Address of Reporting Person*
   Last, First, Middle:  Greene, Joe C.
   Street: 233 South Patterson
   City, State, Zip:  Springfield, MO  65802
2. Issuer Name and Ticker or Trading Symbol:  O'Reilly Automotive, Inc.  (ORLY)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year:  April 1999
5. If Amendment, date of original, month/year
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X ] Director     [  ] 10% Owner
   [  ] Officer (give title below)     [  ] Other(specify below)
   Officer Title:
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X ] Form filed by One Reporting Person
   [  ] Form filed by More than One Reporting Person

*  If the form is  filed by more  than one  reporting  person,  see  Instruction
   4(b)(v).

TABLE I --  Non-Derivative  Securities  Acquired,  Disposed of, or  Beneficially
Owned

                                                      4.
                                                      Securities Acquired (A)      5.               6.
                                       3.             Disposed of (D)              Amount of        Ownership    7.
                                       Transaction    (Instr. 3, 4 and 5)          Securities       Form:        Nature of
                        2.             Code           ---------------------------- Beneficially     Direct (D)   Indirect
1.                      Transaction    (Instr. 8)                     (A)          Owned at         or Indirect  Beneficial
Title of Security       Date           -------------    Amount        or    Price  End of Month     (I)          Ownership
(Instr. 3)              (mm/dd/yy)      Code      V                   (D)          (Instr. 3 and 4) (Instr. 4)   (Instr. 4)
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Common Stock                                                                       2,000              D
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Common Stock                                                                         200              I          Spouse
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Common Stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                    (over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


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1.            2.       3.       4.        5.             6.               7.               8.       9.        10.        11.
Title of      Conver-  Trans-   Trans-    Number of      Date             Title and Amount Price    Number    Owner-     Nature
Derivative    sion or  action   action    Derivative     Exercisable and  of Underlying    of       of deriv- ship       of
Security      Exer-    Date     Code      Securities     Expiration       Securities       Deriv-   ative     Form of    Indirect
(Instr. 3)    cise              (Instr.   Acquired (A)   Date             (Instr. 3 and 4) ative    Secur-    Deriv-     Benefi-
              Price    (Month/  8)        or Disposed                     ---------------- Secur-   ities     ative      cial
              of       Day/               of (D)         (Month/Day/Year) Title    Amount  ity      Bene-     Security:  Owner-
              Deriv-   Year)              (Instr. 3,                               or      (Instr.  ficially  Direct     ship
              ative                       4, and 5)      Date     Expira-          Number  5)       Owned     (D) or     (Instr.4)
              Secur-            --------  -------------  Exer-    tion             of               at End    Indirect
              ity               Code  V    (A)    (D)    cisable  Date             Shares           of Month  (I)
                                                                                                    (Instr.4) (Instr. 4)
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Director
stock
options with
tandem with-
holding                                                                     Common
rights         $47.8125 4/22/99  A         5,000         10/22/99  4/22/06  Stock  5,000   *         1          D
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Director
stock
options with
tandem with-
holding                                                                     Common
rights         $27.00                                    10/22/98  4/22/05  Stock  5,000   *         1          D
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Director
stock
options with
tandem with-
holding                                                                     Common
rights         $18.563                                   11/07/97  5/07/04  Stock  5,000   *         1          D
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Director
stock
options with
tandem with-
holding                                                                     Common
rights         $18.188                                   10/22/96  4/22/03  Stock  5,000   *         1          D
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Director
stock
options with
tandem with-
holding                                                                     Common
rights         $13.500                                   10/24/95  4/24/02  Stock  5,000   *         1          D
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Director
stock
options with
tandem with-
holding                                                                     Common
rights         $13.125                                   10/22/94  4/22/01  Stock  5,000   *         1          D
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Explanation of Responses:

*Granted under O'Reilly Automotive, Inc. Director Stock Option Plan in a transaction exempt under Rule 16b-3. exercisable 12/01/01.

 /s/ Joe C. Greene                             05/10/99
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**Signature of Reporting Person                  Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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